EXECUTIVE EMPLOYMENT AGREEMENT

        THIS AGREEMENT dated as of the 23rd day of  April 2009, to be effective as of the  7th Day of May 2009, and amended on January 18, 2011with amendments effective on January 18, 2011(the effective date) by and between, Debut Broadcasting Corporation, Inc., a Nevada corporation (the “Employer” or “Company”) and Sariah Hopkins  (the “Executive” or “Participant”). In consideration of the mutual covenants contained in this Agreement, the Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer upon the terms and conditions hereinafter set forth.

ARTICLE 1
TERM OF EMPLOYMENT

         1.1        Initial Term.   The initial term of employment hereunder shall commence as of the effective date first written above (“Commencement Date”) and shall continue for a period of fives year s from that date, unless terminated earlier as provided under Article 5.

         1.2        Renewal; Non- Renewal Benefits to Executive.   At the end of the initial term of this Agreement, and on each anniversary thereafter, the term of Executive’s employment shall be automatically extended one additional year unless, at least 30 days prior to such anniversary, the Executive shall have delivered to the Employer written notice that the term of the Executive’s employment hereunder will not be extended. The Employer shall have the right to provide such non-renewal notice to Executive, on the same terms and conditions.

ARTICLE 2
DUTIES OF THE EXECUTIVE

         2.1        Duties.   The Executive shall be employed with the title of Chief Financial Officer with responsibilities and authorities as are customarily performed by such position including, but not limited to those duties as may from time to time be assigned to Executive by the Board of Directors of Employer. Executive’s responsibilities and authorities for operating policies and procedures are subject to the general direction and control of the Board of Directors.

         2.2        Extent and Place of Duties.   Executive shall devote working time, efforts, attention and energies to the business of the Employer on a full time basis working out of the Nashville, TN offices of the Company in addition to regular trips for business and meetings on behalf of the Company.

        2.3         Relocation. Executive may be requested at the discretion and need of the company to devote working time, efforts, attention, and energies to the business of the Employer on a full time working basis out of a radio station Regional-Cluster office for intervals of up to six contiguous months.

Should relocation be required, employer will provide Executive with a minimum 30 days notice of such relocation.  Executive will be provided with a one-time lump sum relocation allowance of $1,000 (minus applicable taxes) to cover ancillary expenses associated with this relocation.  Employer shall assume the lessor of the monthly rent or mortgage payment on Executive’s current residence or temporary residence until such time as the Executive sells the current residence at a fair market value, or until such time as the six month period expire, or if prior to six months executive is requested at the discretion and need of the company to return.

Executive may at his or her discretion request the company to allow relocation to be permanent.  Should company determine  upon request of executive that it is in the best interest of the company for executive to relocate to a radio station Regional-Cluster office on a permanent basis, a one-time lump sum relocation allowance of an additional $7,000 (minus applicable taxes) to cover ancillary expenses associated with relocation will be provided.

      2.4           Limitation of Executive Power.  Executive is bound to follow all policies and procedures in the Debut Broadcasting Employee Handbook as revised from time to time.  During the normal course of business, Executive may be requested to sign contracts associated with the ongoing matters of the company.  Executive may not solely authorize the execution of any contract.  A minimum of two signatures of any of  Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer, shall be required unless further restricted to Board approval under the Debut Broadcasting Purchase Order Policy.  Should Executive solely authorize the execution of any contract that becomes disputed by the company, Executive shall assume full responsibility for any fees incurred during such dispute, not limited to court costs, attorneys fees, and arbitration.

Executive additionally agrees to follow the guidelines established by the Securities and Exchange Commission, the bylaws of the Company, and the Articles of Incorporation of the Company and all stipulations incorporated therein that limit executive power.

ARTICLE 3
COMPENSATION OF THE EXECUTIVE

         3.1        Salary.   As compensation for services rendered under this Agreement, the Executive shall receive a salary of $125,000 per year beginning in years one and two of this agreement, and $150,000 per year for years three four and five of this agreement.  Salary shall be adjusted according to regional standards for like businesses in each year thereafter.  Executive’s salary is payable in accordance with Employer’s normal business practices, and subject to the deferred compensation plan. The parties agree that the salary and compensation package will be reviewed at the end of the initial year by the Compensation Committee of the Board of Directors.

         3.2        Bonus. Executive shall be eligible for performance based bonuses.  Executive shall earn bonus of $4,000 per quarter in each quarterly period upon the filing of the company’s quarterly or annual report on form 10Q or 10K with the securities and exchange commission.  Amounts of such bonuses are subject to change from time to time at the discretion of the board of directors.

         3.3        Benefits.   Executive shall be entitled to participate in all of Employer’s employee benefit plans and employee benefits, including any retirement, pension, profit-sharing, stock option, insurance, hospital or other plans and benefits which now may be in effect or which may hereafter be adopted, it being understood that Executive shall have the same rights and privileges to participate in such plans and benefits as any other executive employee during the term of this Agreement. Participation in any benefit plans shall be in addition to the compensation otherwise provided for in this Agreement.

The Company may lease a vehicle for the exclusive benefit of the Executive.  Should any such lease be entered into, the monthly expense to the Company for any vehicle shall not exceed $700.  All lease payments shall be made directly to the lessor, and shall not be included in the compensation of the Executive.  All vehicle and equipment leases shall be the sole property of the company, and may be terminated by the company at any time.  Executive’s privileges and benefits associated with any lease shall terminate simultaneously with any termination from employment with the Company.  Executive shall be responsible for the maintenance, care, insurance and management of mileage on any leased vehicle.  Should any vehicle usage by Executive result in any charge over and above the minimum monthly leasing fee, any and all such charges shall be the responsibility of the Executive benefiting from usage of the vehicle.

         3.4        Expenses.   Executive shall be entitled to prompt reimbursement for all reasonable expenses incurred by Executive in the performance of his duties hereunder. Executive shall be provided a credit card that may be utilized for any reasonable, usual, and customary expenses that occur in the normal course of business.  All expenses incurred by Executive, whether reimbursed or charged to company accounts, must comply with the company purchase order policy, as amended from time to time.

         3.5        Employee Stock Options.   Upon the Commencement Date of this Agreement and on the anniversary of each year of this agreement thereafter, Executive shall be granted 100,000, options to purchase common stock of the Company at the market price on the date of such grant. Such options shall be under the Company’s 2007 Stock Incentive Plan, as amended and may consist of a combination of Incentive and non-qualified options as are to be determined. Such options will be subject to the provisions of the Company’s 2007 Stock Incentive Plan.

         3.6        Deferred Compensation Agreement  Upon the Commencement Date of this Agreement, Executive shall agree that a portion of his or her compensation in an amount determined from time to time by the Board shall be placed in a separate deferred compensation account.  The deferred compensation amount shall at a maximum be 30% of the Executive’s gross base annual salary, but shall not reduce the Executives non-deferred compensation level from date of this agreement.  The deferred compensation shall be credited to the Participant’s deferred compensation account (“the Account”) on the books of the Company on the last day of each month of each year commencing April 30, 2009.

The Account of a Participant shall consist of book entries only, and shall not constitute a separate fund held in trust for, or as security for, the Company’s obligation to pay the amount of the Account to the Participant.

         3.7        Incentive Stock Awards. From time to time Executive may be requested to personally guarantee debt financing on behalf of the employer.  Upon the commencement of a guarantee agreement, Executive shall be awarded stock at the discretion of the board of directors of the company.  On the first day of each quarter of each year of the guarantee period thereafter, Executive shall be awarded 250,000 shares of common stock of the Company.  Such stock awards are to be restricted for a period of one year, and shall hold piggy-back registration rights if un-registered at the time of issuance.

ARTICLE 4
NON-COMPETITION; CONFIDENTIALITY

         4.1        During the term of this Agreement, the Executive may make passive investments in companies involved in industries in which the Company operates, provided any such investment does not exceed a 5% equity interest, unless Executive obtains consent to acquire an equity interest exceeding 5% by a vote of a majority of the directors.

         4.2        During the term of this Agreement the Executive may maintain any existing outside Board member positions and that, subject to Debut Board approval, which will not be unreasonably withheld, the Executive could join additional non-competitive Boards as an Independent Board member as well, not to exceed a total of five boards.

         4.3        Except as provided in this Section 4 hereof, the Executive may not participate in any business or other areas of business in which the Company is engaged during the term of this Agreement except those he is currently engaged in or through and on behalf of the Company, without the consent from a majority of the directors.

         4.4        a.    The Executive recognizes and acknowledges that the information, business, list of the Employer’s customers and any other trade secret or other secret or confidential information relating to Employer’s business as they may exist from time to time are valuable, special and unique assets of Employer’s business. Therefore, Executive agrees as follows:

                          (1)            That Executive will hold in strictest confidence and not disclose, reproduce, publish or use in any manner, whether during or subsequent to this employment, without the express authorization of the Board of Directors of the Employer, any information, business, customer lists, or any other secret or confidential matter relating to any aspect of the Employer’s business, except as such disclosure or use may be required in connection with Executive’s work for the Employer.

                          (2)            That upon request or at the time of leaving the employ of the Employer the Executive will deliver to the Employer, and not keep or deliver to anyone else, any and all notes, memoranda, documents and, in general, any and all material relating to the Employer’s business.

                          (3)            That the Board of Directors of Employer may from time to time reasonably designate other subject matters requiring confidentiality and secrecy which shall be deemed to be covered by the terms of this Agreement.

                      b.        In the event of a breach or threatened breach by the Executive of the provisions of this paragraph 4.4, the Employer shall be entitled to an injunction (i) restraining the Executive from disclosing, in whole or in part, any information as described above or from rendering any services to any person, firm, corporation, association or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed; and/or (ii) requiring that Executive deliver to Employer all information, documents, notes, memoranda and any and all other material as described above upon Executive’s leave of the employ of the Employer. Nothing herein shall be construed as prohibiting the Employer from pursuing other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Executive.

                          c.        Executive hereby agrees that upon the execution of this Agreement he will sign the Company’s standard forms of; Code of Conduct, Confidentiality, Insider Trading Policy and Inventions agreements.

ARTICLE 5
TERMINATION OF EMPLOYMENT

         5.1        Termination.   The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

                     1.          By Executive.   Upon the occurrence of any of the following events, this Agreement may be terminated by the Executive by written notice to Employer:

                                  (1)            if Employer makes a general assignment for the benefit of creditors, files a voluntary bankruptcy petition, files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law, or there shall have been filed any petition or application for the involuntary bankruptcy of Employer, or other similar proceeding, in which an order for relief is entered or which remains undismissed for a period of thirty days or more, or Employer seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of Employer or any material part of its assets;

                                  (2)            the sale by Employer of substantially all of its assets or a change of control of over 50% of Employer;

                                  (3)            a decision by Employer, approved by the Board to terminate its business and liquidate its assets;

      (4)            a material change in the business of the Employer, diminishing the executive’s job function or usefulness to the Employer;

                   2.           Death.   This Agreement shall terminate upon the death of Executive.

                   3.           Disability.   The Employer may terminate this Agreement upon the disability of the Executive. Executive shall be considered disabled (whether permanent or temporary as defined by the Family Medical Leave Act as a period greater than 12 weeks and less than 12 months) if he is incapacitated to such an extent that he is unable to perform substantially all of his duties for Employer that he performed prior to such incapacitation.   Employer shall provide and maintain disability insurance for an amount equal or greater to 80% of the Executive’s total compensation for the exclusive benefit of the Executive, his heirs, or assigns.

                   4.           Other Termination.   The Employer may terminate the Executive’s employment hereunder for any reason.

         5.2        Notice of Termination.   Any termination of the Executive’s employment by the Employer or by the Executive (other than termination pursuant to subsection 5.1.2 above) shall be communicated by written Notice of Termination to the other party.

         5.3        Date of Termination.   “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated for Other Termination event (“Other Termination Event”), the date on which a Notice of Termination is received by the Executive; and (iii) if the Executive’s employment is terminated for any other reason stated above, the date specified in a Notice of Termination by Employer or Executive, which date shall be no less than 30 days following the date on which Notice of Termination is given.

         5.4        Compensation Upon Termination.

                     1.            Following the termination of this Agreement pursuant to Section 5.1, the Executive shall be entitled to compensation only through the Date of Termination; provided, however, that Executive may be entitled to severance as set forth in this Section 5.4.

                     2.            Following the termination of this Agreement pursuant to Section 5.1.2, Employer shall pay to Executive’s estate the compensation which would otherwise be payable to Executive for the six months following his death.

                     3.            In the event of disability of the Executive as described in Section 5.1.3, if Employer elects to terminate this Agreement, Executive shall be entitled to receive compensation through the Date of Termination plus the compensation which would otherwise be payable to Executive for the six months following such termination for his disability.

                     4.            If  Executive is terminated by Employer for any reason other than death or disability as set forth in this Article 5, then Executive is entitled to severance payments equal to the greater of the remainder of the term of this agreement, or thirty six months compensation following the date of Termination, under this Agreement. Such amounts being  payable at option of employer as a lump sum or over such thirty six month periods’ normal payroll cycles.

                     5.            If  Executive terminates this Agreement as set forth in Section 5.1.1., then Executive is entitled to severance payments equal to twelve months compensation following the date of Termination, under this Agreement. Such amounts being payable over such twelve month periods’ normal payroll cycles.

         5.5        Other Termination Provisions.   Executive agrees that upon termination of this Agreement and upon reasonable request by the Board of Directors, Executive shall resign from any then effective Board, Officer or Committee positions.

        5.6         Deferred Compensation Benefit Payments.  The Company agrees to pay the amount of the Participant’s Account to the Participant or the Participant’s designated beneficiary only upon the occurrence of the earliest of the following:

                        1.       If the Participant’s employment hereunder is terminated on or after the Participant shall have reached the age of 65, the Company shall pay to Participant in 120 monthly installments an amount equal to the fair market value of the assets in the Account as of such date. Notwithstanding the foregoing, the total amount payable to the Participant shall be appropriately increased or decreased as the case may be, but not more than semi-annually, to reflect the appreciation or depreciation in value and the net income or loss (if any) on the funds which remain invested in the Account. If the Participant should die on or after his or her 65th birthday and before the 120 monthly payments are made, the unpaid balance will continue to be paid in installments for the unexpired portion of such 120 month period to his or her designated beneficiary in the same manner as set forth above.

                         2.      If the Participant’s employment hereunder is terminated for any reason other than death and Disability, but before the Participant shall have reached the age of 65, then the amount in the Account shall continue to be invested or held in cash as the Board in its discretion may determine and no payments shall be made until the Participant shall have reached the age of 65, at which time payments shall be made in the same manner and to the same extent as set forth in Section 5.6.1 above. Notwithstanding the foregoing, if before reaching age 65 the Participant should die, or if before reaching age 65 the Participant should become disabled, then payments shall be made in the same manner and to the same extent as set forth in Section 5.6.3 below.

                      3.       If  the Participant’s employment is terminated because of Disability or death before he or she has reached the age of 65, and while he or she is in the employ of the Company, then the Company shall make 120 monthly payments to the Participant (in the event of Disability) or the Participant’s designated beneficiary (in the event of death) in the same manner and to the same extent as provided in Section 5.6.1 above.

                      4.         If  both the Participant and his or her designated beneficiary should die before a total of 120 monthly payments are made by the Company, then the remaining value of the Account shall be determined as of the date of the death of the designated beneficiary and shall be paid within 60 days in one lump sum to the estate of such designated beneficiary.

                      5.        The beneficiary referred to in this paragraph may be designated or changed by the Participant (without the consent of any prior beneficiary) on a form provided by the Company and delivered to the Company before Participant’s death. If  no such beneficiary shall have been designated, or if no designated beneficiary shall survive the Participant, a lump sum payment shall be payable to the Participant’s estate within 60 days of the appointment of a personal representative for the estate.

                       6.       The installment payments to be made to the Participant under Sections 5.6.1 and 5.6.3 above shall commence on the first day of the month next following the date of the termination of the Participant’s employment, and the installment payments to be made to the participant under Section 5.6.2 above shall commence on the first day of the month next following the date on which the Participant shall have reached the age of 65. The installment payments to be made to the designated beneficiary under the provisions of this Section 5.6 shall commence within 60 days from the date of death of the Participant.

         7.       No 280G Payments. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Participant by the Company shall be deemed an “excess parachute payment” in accordance with Code 280G and regulations promulgated thereunder and subject the Participant to the excise tax provided at Section 4999(a) of the Code.

         5.6        Remedies.   Any termination of this Agreement shall not prejudice any other remedy to which the Employer or Executive may be entitled, either at law, equity, or under this Agreement.

        5.7         Default by Executive. Any breach of this Agreement by Executive, including:

1.  Refusal to perform the duties usual and customary with the position held by the executive,

2.  Inability to devote full time working hours to the position,

3.  Conflict of interest as further described in exhibit A of this agreement “Limited Confidentiality and Non-Compete Agreement”

4.  Violation of confidentiality as further described in exhibit A of this agreement  “Limited Confidentiality and Non-Compete Agreement”

5.  Sharing trade secrets as further described in exhibit B of this agreement “Proprietary Information and Inventions Agreement”,

6.  Resignation,

7.  Refusal to comply with relocation according to the terms of section 2.2.3 above

8. Abuse of executive power as defined in section 2.2.4 above, and/or

9.  Violation of any other terms of the agreement.

Shall be considered voluntary termination by executive, relieving employer of all duties and liabilities payable to Executive.  Such termination, not within the guidelines set forth in section 5.1.1 above, shall further constitute forfeiture of the full balance of the Executive’s deferred compensation account.

ARTICLE 6
INDEMNIFICATION

        To the fullest extent permitted by applicable law, Employer agrees to indemnify, defend and hold Executive harmless from any and all claims, actions, costs, expenses, damages and liabilities, including, without limitation, reasonable attorneys’ fees, hereafter or heretofore arising out of or in connection with activities of Employer or its employees, including Executive, or other agents in connection with and within the scope of this Agreement or by reason of the fact that he is or was a director or officer of Employer or any affiliate of Employer. To the fullest extent permitted by applicable law, Employer shall advance to Executive expenses of defending any such action, claim or proceeding. However, Employer shall not indemnify Executive or defend Executive against, or hold him harmless from any claims, damages, expenses or liabilities, including attorneys’ fees, resulting from the gross negligence or willful misconduct of Executive. The duty to indemnify shall survive the expiration or early termination of this Agreement as to any claims based on facts or conditions which occurred or are alleged to have occurred prior to expiration or termination.

ARTICLE 7
GENERAL PROVISIONS

        7.1        Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

        7.2        Arbitration.   Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City and County of  Davidson, Tennessee in accordance with the rules then existing of the American Arbitration Association and judgment upon the award may be entered in any court having  jurisdiction thereof.

        7.3        Entire Agreement.   This Agreement supersedes any and all other Agreements, whether oral or in writing, between the parties with respect to the employment of the Executive by the Employer. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding.

        7.4        Successors and Assigns.   This Agreement, all terms and conditions hereunder, and all remedies arising herefrom, shall inure to the benefit of and be binding upon Employer, any successor in interest to all or substantially all of the business and/or assets of Employer, and the heirs, administrators, successors and assigns of Executive. Except as provided in the preceding sentence, the rights and obligations of the parties hereto may not be assigned or transferred by either party without the prior written consent of the other party.

        7.5        Notices.  For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

Executive:

Sariah Hopkins

Employer:
Debut Broadcasting Corporation, Inc

With a
copy to:     James Freeman and Associates, PLLC

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        7.6        Severability.   If any provision of this Agreement is prohibited by or is unlawful or unenforceable under any applicable law of any jurisdiction as to such jurisdiction, such provision shall be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.

        7.7        Section Headings.   The section headings used in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement.

        7.8        Survival of Obligations.   Termination of this Agreement for any reason shall not relieve Employer or Executive of any obligation accruing or arising prior to such termination.

        7.9        Amendments.   This Agreement may be amended only by written agreement of both Employer and Executive.

        7.10      Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument. This Agreement shall become effective when copies hereof, when taken together, shall bear the signatures of both parties hereto. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

        7.11      Fees and Costs.   If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

IN WITNESS WHEREOF, Employer and Executive enter into this Executive Employment Agreement effective as of the date first set forth above.

Debut Broadcasting Corporation, Inc. - "EMPLOYER"

By
Name Harry Lyles
Title Chairman of the Compensation Committee

Sariah Hopkins - "EXECUTIVE"

Signed
Sariah Hopkins, Individually

EXHIBIT A

LIMITED CONFIDENTIALITY AND NON-COMPETE AGREEMENT

           This AGREEMENT is by and between Debut Broadcasting Corporation, Inc  and any and all of their predecessors, successors, assigns, subsidiaries, parents, affiliates and their respective directors, officers, employees, agents, attorneys and representatives, past, present or future (“the Company”) and Sariah Hopkins (“Hopkins”).

           WHERE AS, Hopkins serves as Chief Financial Officer of Debut Broadcasting Corporation, and

           WHEREAS, the Company and Hopkins deem it desirable to execute a written document setting forth certain agreements to become effective as of the date of execution of Hopkins’ Executive Employment Agreement with the Company,

           NOW THEREFORE, in consideration of the promises and mutual obligations set forth in this Agreement, the Company and Hopkins agree as follows:

I.        Consideration.

Beginning May 7, 2009, and for a period of five (5) years thereafter, Hopkins shall be eligible and responsible for the rights and responsibilities incorporated herein by reference to the Executive Employment Agreement by and between Hopkins and Debut Broadcasting Corporation.  Such consideration shall automatically extend and renew at each renewal period of the Executive Employment Agreement.

II.      Limited Release and Waiver.

Except as described below, and except for the Company’s obligations to Hopkins under this Agreement, in consideration of the benefits described in Section I above, and other good and valuable consideration, the receipt and sufficiency of which Hopkins acknowledges by her signature on this Agreement, Hopkins does, for herself, her heirs, personal representatives, agents and assigns, fully, absolutely, and unconditionally hereby release the Company from any and all claims, demands, liabilities, causes of action, and fees (including attorneys’ fees), whether known or unknown, up to the time the Hopkins signs this Agreement, that could be subject of a lawsuit, including, but not limited to, those arising out of or in any way related to Hopkins’ employment and/or resignation from employment by the Company. Hopkins acknowledges that the released and waived claims include, but are not limited to, those arising out of or related to the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1864, the Civil Rights Act of 1866 and 1871, the Americans with Disabilities Act of 1990, the Tennessee Human Rights Act, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1974, all as amended, as well as claims of negligence, tort, breach of contract, or those arising under any other federal or state or local statute, ordinance, regulation, or common law. Nothing in this Agreement will operate to waive or release any claim, etc. that arises only after the signing of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall operate or be construed to release, waive, relinquish, modify, or diminish, in any way, Hopkins’ rights and claims to receive from the Company the specified compensation, stock, and benefits, and any other compensation, stock, and benefits to which Hopkins is entitled under any agreement, under the terms of his employment by the Company or by operation of law except as set forth above, all of which compensation, stock, and benefits the Company hereby expressly acknowledges and agrees that Hopkins is entitled to receive, and that the Company shall pay, convey, grant, or provide to Hopkins.

III.     Limited Confidentiality and Non-Disclosure.

Except as stated below, in order to protect the legitimate interests of the Company, Hopkins agrees that she will not disclose to any other persons or entities, directly or indirectly, any proprietary information relating to the Company’s business and/or financial plans or other confidential business information and/or trade secrets of the Company which Hopkins received or to which Hopkins was given access during her employment with the Company.

However, with the concurrence of the Board of Directors of Debut Broadcasting Corporation, this obligation of confidentiality and non-disclosure shall not apply to mutually agreed statements concerning the existence, subject matter, content, or substance of this Agreement, nor shall it apply to Hopkins’ disclosure of information to attorneys and/or financial or tax consultants from whom Hopkins seeks advice.

If the confidentiality provisions of this Agreement are violated by Hopkins or someone to whom Hopkins discloses confidential information, then Hopkins will be responsible for all reasonable enforcement costs, including, but not limited to, actual and reasonable attorney’s fees.

Hopkins agrees that she shall not engage in other outside business interests without the prior approval of the Debut Broadcasting Board of Directors.  Notwithstanding, Hopkins agrees that this obligation of confidentiality and non-disclosure shall apply in all other business interests that Hopkins may now be involved in, or may become involved in at a future time.

Notwithstanding any other provisions of this Agreement, Hopkins understands that nothing in this Agreement, including the remedy provisions for any breach by Hopkins, will apply to any action brought by her to challenge the validity of this Agreement in a legal proceeding under the Older Workers Benefit Protection Act with respect to claims under the Age Discrimination in Employment Act.

IV.     Effect of Hopkins’ Voluntary Termination From Employment.

Hopkins acknowledges and agrees that as the result of any voluntary decision to resign and the Company’s agreement to accept her decision to resign, employment with the Company will cease on the effective date of the resignation. Hopkins understands and agrees that she will not in the future seek, and will not be eligible for, re-employment by the Company, and Hopkins agrees that she is to be permanently removed from the Company’s employment force. Notwithstanding the foregoing, Hopkins agrees that, as requested by the Board of Directors of Debut Broadcasting,  she will fully cooperate with the Company with respect to any matter in which she was involved during her employment, including, but not limited to, providing truthful information and testimony, provided that the Company shall reimburse Hopkins for all of her actual and reasonable expenses incurred in providing such cooperation to the Company.

V.       Limited Non-Solicitation and Non-Compete Provisions.

A.
Limited Non-Solicitation of Employees. For a period of five (5) years following the effective date of and resignation or separation from the company by Hopkins , Hopkins agrees that, except as stated below, she will not, either on her own behalf or on behalf of any other person or entity, in any manner, directly or indirectly solicit, hire or encourage any person who is then an employee of the Company to leave the employment of the Company;

B.
Non-Solicitation of Customers. For a period of five (5) years following the effective date of and resignation or separation from the company by Hopkins, Hopkins agrees that she will not, either on her own behalf or on behalf of any other person or entity, directly or indirectly, solicit or contact in any manner any person or entity who is a Customer of the Company at the time of such solicitation or contact, with the intent of providing any service or product competitive with any service or product which is then provided by the Company. “Customer” refers to any person or entity with whom Hopkins had actual contact  while employed by the Company and any person or entity about whom Hopkins had knowledge by virtue of her employment with the Company beyond that available to the general public.

C.
Non-Compete. For a period of five (5) years following the effective date of and resignation or separation from the company by Hopkins, Hopkins agrees that she will not, in any manner, directly or indirectly, compete with the Company or any and all of its subsidiaries, parents or affiliates by accepting employment from or having any other relationship with (including, without limitation, through owning, managing, operating, controlling or consulting) a media business, or any affiliate thereof, which provides any service or product that, to Hopkins’ knowledge, is provided or proposed to be provided by the Company, and which has a business location within fifty (50) miles of any business location of the Company.

D.
Non-Disparagement. Hopkins agrees that she will not participate in, assist in, or encourage any activity or efforts to damage the business or personal reputations of  the Company or its employees or their relationships with customers, business partners, or other individuals or entities.

E.
Acknowledgement. Hopkins acknowledges that as Chief Financial Officer of Debut Broadcasting Corporation, Inc, that she has had access to information concerning the business of the Company (including, but not limited to, business plans, studies, and strategies; financial data and budgets; personnel information and training materials; customer lists, files, applications, and anticipated customer requirements; and computer software and programs of the Company). Therefore, Hopkins acknowledges and agrees that the restrictions set forth in Paragraphs A, B, C, and D of this Section are reasonable and necessary for the protection of the Company business and goodwill. Hopkins further agrees that if she breaches or threatens to breach any of his obligations contained in Paragraphs A, B, C, and D of this Section, the Company, in addition to any other remedies available to it under the law, may obtain specific performance and/or injunctive relief against Hopkins to prevent such continued or threatened breach. Hopkins also acknowledges and agrees that the Company shall be reimbursed by her for all actual and reasonable attorneys’ fees and costs incurred by it in enforcing any of its rights or remedies under Paragraphs A, B, C, and D of this Section.

VI.     Return of Documents, Materials or Property.

Hopkins acknowledges and confirms, by her signature, that she has returned to the Company any and all documents and materials belonging to it, as well as any other property which belongs to it, and that no such documents or materials or property have been retained by Hopkins, except as may be authorized by the Company under the provisions of paragraphs I and IV of this Agreement.

VII.    Applicable Law.

This Agreement shall be governed in all respects by the laws of the State of Tennessee without giving effect to the conflicts of laws principles thereof.

VIII.  Successors; Binding Agreement.

The Company’s rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the Company’s successors and assigns. Hopkins’ rights and obligations under this Agreement are personal and may not be assigned to any other person or entity.

IX.     Integration.

Except as stated below, the Company and Hopkins agree that to the extent that any provision of this Agreement conflicts with any prior agreement between the Company and Hopkins concerning the subject matter of this Agreement, however titled, the terms of this Agreement shall prevail. All other provisions contained in any prior Agreement, specifically including all provisions of the Directors and Executives Deferred Compensation Plan applicable to Hopkins, will remain enforceable and will supplement this Agreement. In no event shall this Agreement take precedence over, override, negate, void, alter, amend, modify, or diminish, in any way, any agreement between the Company and Hopkins, or any obligation of the Company to Hopkins, with respect to compensation, stock, or benefits to which Hopkins is entitled.

X.       Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

XI.     Drafting.

This Agreement is a product of negotiations between the parties and in construing the provisions of this Agreement, no inference or presumption shall be drawn against either party on the basis of which party or their attorneys drafted this Agreement.

XII.   Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

XIII.  Captions.

The captions to the various paragraphs of this Agreement are for convenience only and are not part of this Agreement.

XIV.  Knowing and Voluntary Execution.

Hopkins acknowledges that she has at least twenty-one (21) calendar days in which to consider this Agreement to ensure that his execution of this Agreement is knowing and voluntary. In signing below, Hopkins expressly acknowledges that she has been afforded at least twenty-one (21) days to consider this Agreement, and that his execution of same is with full knowledge of the consequences thereof and is of her own free will. By signing on the date below, if less than twenty-one (21) days, Hopkins voluntarily elects to forego waiting twenty-one (21) full days. Hopkins agrees that any change, material or immaterial, to the terms of this agreement does not restart the running of the twenty-one (21) day period.

XV.    Right of Revocation.

Hopkins agrees and recognizes that, for a period of seven (7) calendar days following his execution of this Agreement, she may revoke and nullify this Agreement by providing written notice of revocation within this seven (7) day period to Harry Lyles at ______________________________. Hopkins further acknowledges that any revocation of this Agreement must be exercised, if at all, within seven (7) days of the date of his signature. This Agreement will not become effective or enforceable until the expiration of the foregoing seven (7) day period.

I HAVE READ THE FOREGOING SETTLEMENT AGREEMENT, HAVE HAD A REASONABLE AND ADEQUATE OPPORTUNITY TO REVIEW IT, HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF MY CHOICE BEFORE SIGNING IT, AND I FULLY UNDERSTAND THE MEANING AND INTENT OF THIS AGREEMENT, AND I VOLUNTARILY SIGN THE SAME AS MY OWN FREE ACT.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date signed by the last party affixing its/his signature below:

Debut Broadcasting Corporation, Inc. - "EMPLOYER"

By
Name Harry Lyles
Title Chairman of the Compensation Committee

Sariah Hopkins - "HOPKINS"

Signed
Sariah Hopkins, Individually